Exhibit 10.42




March 14, 1997



Mr. Dev Ghose
Senior Vice President, Finance & Treasurer
Health Care Property Investors, Inc.
10990 Wilshire Blvd., Suite 1200
Los Angeles, CA  90024


Dear Dev:

     In our capacity as agent on the Company's $100 Million revolving line of credit, we are pleased to confirm that the line of credit is hereby extended to March 31, 2000.


Yours sincerely,


/s/ Lisa Y. Brown
-----------------
Lisa Y. Brown
Vice President